1 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

FOR IMMEDIATE RELEASE	Contact: Stephen A. Fowle

October 23, 2008	(302) 571-6833

WSFS REPORTS EPS OF $0.90 FOR THE 3RD QUARTER 2008; $0.12 DIVIDEND DECLARED, A 20% INCREASE FROM 3RD QUARTER 2007

WSFS Financial Corporation (NASDAQ/GS: WSFS), the parent company of Wilmington Savings Fund Society, FSB, reported quarterly diluted earnings per share of $0.90, or net income of $5.7 million, compared to $1.11, or $7.1 million in the third quarter of 2007. Net income for the first nine months of 2008 was $19.6 million, or $3.12 per diluted share, compared to $22.2 million, or $3.38 in 2007.

Highlights include:

•

The net interest margin improved to 3.28% for the quarter, from 3.20% in the second quarter of 2008 and 3.04% in the third quarter of 2007. Net interest income increased 16% or $3.2 million from the third quarter of 2007.

•	Commercial loan growth continued, increasing 11%, or $167.2 million from the end of the third quarter of 2007.
•

Customer deposits continued to grow, increasing 6%, or $85.0 million from the end of the third quarter of 2007. Growth in customer deposits has accelerated this quarter, increasing 12%, on an annualized basis, from June 30, 2008.

•	Capital continued to increase, growing $20.4 million from the end of the third quarter of 2007, and remains substantially above “well-capitalized” levels by all regulatory

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2 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

measures. Tangible equity to assets increased to 6.74% at September 30, 2008 from 6.66% at June 30, 2008.

Notable events:

•

During the quarter WSFS announced an agreement to acquire Sun National Bank’s six Delaware branch offices, including deposits of approximately $96 million and adding more than 6,600 customers to the Company’s franchise. This transaction is expected to close on October 24, 2008.

•

1st Reverse Financial Services, LLC (1st Reverse) an early stage business, which is focused on originating and selling reverse mortgages nationally, reduced the Company’s earnings per share by $0.08 in the third quarter 2008.

CEO outlook and commentary:

Mark A. Turner, WSFS’ President and CEO said, “Key measures for our Company reflect the success we are having in growing our core banking business. Our quarterly results show positive operating leverage compared to last year’s normalized third quarter, meaning that our revenues grew faster than our operating expenses. Our positive operating leverage is a reflection of the success that we have had in growing our core banking franchise and builds on the positive results we are experiencing in many of our Company’s performance metrics, such as continued margin expansion.

“However, the weak economic environment continues to negatively affect our credit statistics. Nonperforming assets are up to 1.12% and net charge-offs are also up, reflecting

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3 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

progress we are making in resolving problem credits. The impact of a weak economic environment resulted in a provision for loan losses well above the levels we reported last quarter and for the third quarter of last year.

“As I have discussed in previous quarters, our loan portfolio is well diversified as we manage within internal concentration limits developed a number of years ago. These limits govern the size of our loan portfolios, including construction and land development (CLD) loans. In fact, during the quarter our residential CLD loan portfolio decreased to just 6% of total loans.

“As a result of our prudent risk management, we have no exposure to trust preferred securities, Fannie Mae or Freddie Mac preferred stock, or asset backed securities collateralized by sub-prime mortgages. Our securities portfolio continues to perform well and is comprised predominantly of ‘plain vanilla’ AAA-rated short duration securities.

“The strength of our balance sheet and earnings allows us to take advantage of opportunities to continue to grow our franchise, such as the acquisition of Sun National Bank’s Delaware branches, which is expected to close later this month. This acquisition presents an opportunity for us to build our branch network and customer base, increase our earnings and improve our funding costs and liquidity – benefits that are particularly attractive in the current operating environment.”

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4 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

Third Quarter 2008 Discussion of Financial Results

Net interest income

Net interest income for the third quarter of 2008 was $23.3 million and the net interest margin was 3.28%, displaying strong growth of $940,000 and 8 basis points (0.08%) from the second quarter of 2008. These increases reflect the continued positive impact of deposit pricing management efforts, combined with a recovery from the temporary negative impact of Federal Reserve rate reductions made early in the year. Similarly, additional recent Federal Reserve rate reductions and deposit pricing competition will put pressure on the net interest margin in the near term.

Net interest income for the third quarter of 2008 improved by $3.2 million, or 16% in comparison to the third quarter of 2007. Accordingly, the net interest margin increased a strong 24 basis points (0.24%) from 3.04% reported in the third quarter of 2007.

Total commercial loans increased 11% or $167.2 million from September 2007

Commercial and commercial real estate (CRE) loans increased a strong $167.2 million, or 11% over September 30, 2007. Nearly three quarters of this growth ($120.8 million) was due to commercial and industrial (C&I) loans. Construction and land development (CLD) loans decreased $27.0 million, or 11% from September 30, 2007. Making up the difference, commercial mortgages increased $73.4 million, or 16%. Total net loans were $2.3 billion at September 30, 2008, an increase of $172.2 million, or 8%, over September 30, 2007.

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5 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

Commercial and CRE loans increased $33.1 million, or 2% (8% annualized) over June 30, 2008 levels. This included a $46.4 million, or 6% (22% annualized) increase in C&I loans. CLD loans decreased $9.0 million, or 4% (15% annualized) during the quarter. Commercial mortgages were relatively flat compared to the previous quarter. Total net loans increased $39.2 million, or 2% (7% annualized) over June 30, 2008.

The following table summarizes the current loan balances and composition compared to prior periods.

	At		At		At
(Dollars in thousands)	Sep. 30, 2008		Jun. 30, 2008		Sep. 30, 2007

Commercial and CRE	$1,635,162	70%	$1,602,103	70%	$1,467,960	68%
Residential mortgage	434,125	19	436,216	19	450,364	21
Consumer	289,301	12	280,887	12	268,468	12
Allowance for loan losses	(28,358)	(1)	(28,198)	(1)	(28,768)	(1)
Net Loans	$2,330,230	100%	$2,291,008	100%	$2,158,024	100%

Asset quality

The Company recorded a provision for loan losses of $3.5 million in the third quarter of 2008, compared to $1.0 million in the third quarter of 2007 and $2.4 million in the second quarter of 2008. The ratio of allowance for loan losses to total loans was 1.20% at September 30, 2008, compared to 1.22% at June 30, 2008. This ratio stood at 1.32% at September 30, 2007. The increased level of provisioning this quarter is attributable to continued loan growth in our commercial portfolio, combined with the current economic conditions, particularly in the housing sector and those businesses related to residential real estate.

Nonperforming assets as a percentage of total assets was 1.12% at September 30, 2008 compared to 0.95% at June 30, 2008 and 0.53% at September 30, 2007. This was driven by an increase in nonperforming real estate construction related loans.

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6 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

Annualized net charge-offs in the third quarter of 2008 were 0.57% of average loans compared to 0.19% for the second quarter of 2008 and 0.11% for the third quarter of 2007. On a year-to-date basis net charge-offs for 2008 were 0.30% compared to 0.08% for 2007. The increase in net charge-offs reflects our progress in resolving problem credits, utilizing reserves provided in previous periods. The provision for loan losses of $3.5 million recorded during the third quarter of 2008 slightly exceeded net charge-offs of $3.3 million recorded during the quarter.

Customer deposits

Total customer deposits (core deposits and customer time deposits) were $1.5 billion at September 30, 2008, an increase of $85.0 million, or 6%, over balances at September 30, 2007. The growth in deposits was mainly the result of an increase in demand accounts and customer time deposits.

Customer deposits increased $45.1 million, or 3% (12% annualized) over levels reported for June 30, 2008. Consistent with the year-over-year increase, the linked quarter increase in deposits was mainly due to increased demand accounts and customer time deposits.

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7 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

The following table summarizes current customer deposit balances and composition compared to prior periods.

	At		At		At
(Dollars in thousands)	Sep. 30, 2008		Jun. 30, 2008		Sep. 30, 2007

Noninterest demand	$294,648	19%	$302,969	20%	$272,678	19%
Interest-bearing demand	184,566	12	169,741	12	172,680	12
Savings	192,515	13	195,817	13	203,560	14
Money market	286,020	19	293,703	20	311,132	21
Total core deposits	957,749	63	962,230	65	960,050	66
Customer time	576,011	37	526,426	35	488,735	34
Total customer deposits	$1,533,760	100%	$1,488,656	100%	$1,448,785	100%

Noninterest income

During the third quarter of 2008, the Company recorded noninterest income of $11.7 million, compared to $12.8 million in the third quarter of 2007. Contributing to this decrease was a $789,000 reduction in credit/debit card and ATM income, the result of reduced prime-rate based ATM bailment fees from Cash Connect, WSFS’ ATM division. While noninterest income comparisons were negatively impacted by lower bailment fees, the net interest margin continued to benefit from our lower funding costs for these borrowings. Offsetting this decrease were increases in deposit service charges of $417,000 and loan fee income of $204,000, primarily due to our investment in franchise growth. In addition, noninterest income was enhanced by $176,000 in fees from 1st Reverse. The third quarter of 2007 included an $882,000 one-time gain on the sale of the WSFS’ credit card portfolio. Excluding the revenues from Cash Connect and the previously mentioned third quarter 2007 one-time gain on the sale of the WSFS’ credit card portfolio, noninterest income increased $546,000, or 8%, from the third quarter of 2007.

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8 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

Noninterest income increased slightly in comparison to the second quarter of 2008. Deposit service charges and credit/debit card and ATM income were seasonally higher than the previous quarter while loan fee income was lower due to reduced reverse mortgage fees.

Noninterest expense

Noninterest expenses for the third quarter of 2008 totaled $22.8 million, which was $1.4 million, or 7% greater than the third quarter of 2007. Excluding $898,000 of expenses related to 1st Reverse as we continue to develop its sales and operational platforms, expenses increased $546,000, or 3% over the third quarter of 2007. This increase included $562,000 in other operating expenses and $329,000 in professional fees. The increase in other operating expenses included a $174,000 increase in the FDIC charges due to increased assessment rates, as well as an increase in correspondent bank fees. The increase in professional fees related to increased legal expenses, reflecting increased costs relating to problem credits, typical at this point in the economic cycle. Partially offsetting these increases was a $351,000 decrease in marketing expenses due to higher expenses during last year’s launch of our brand campaign.

Noninterest expenses increased $1.6 million, or 8% from the second quarter of 2008. Excluding $430,000 of increased expenses related to 1st Reverse, expenses were $1.2 million, or 6% over the second quarter of 2008. This included salaries and benefits of $635,000, other operating expenses of $389,000 and professional fees of $272,000, consistent with the previously mentioned year-over-year analysis.

On October 14, Visa notified members that it had reached a settlement in principle to a lawsuit brought against it by Discover; however, Visa has not disclosed the amount of this

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9 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

settlement. In the fourth quarter of 2007, we set aside a reserve for our portion of expenses related to this settlement based on currently available information.

Income taxes

The Company recorded a $3.1 million income tax provision (reflecting a 35.0% effective tax rate) in the third quarter of 2008 versus $3.4 million in the third quarter of 2007 (32.4% effective tax rate) and $3.7 million in the second quarter of 2008 (35.8% effective tax rate). Volatility on effective tax rates from quarter to quarter is expected and will continue into the future.

Capital management

The Company strengthened its capital by growing equity $20.3 million over September 30, 2007 levels. All capital levels are in excess of “well-capitalized” regulatory benchmarks, the regulators’ highest capital rating. The Bank’s Tier 1 capital ratio was 10.97%, significantly above the 6.00% level required to be considered “well-capitalized” under regulatory definitions. The ratio of tangible equity to assets increased to 6.74% at September 30, 2008 from 6.66% at June 30, 2008, as equity increased $6.6 million. Tangible book value per share also increased to $35.43 at September 30, 2008, from $34.66 at June 30, 2008 and $32.18 at September 30, 2007. During the quarter the Company did not repurchase any shares of common stock. At September 30, 2008, the Company had 531,000 shares remaining under its current share repurchase authorization, or 8.6% of its 6.2 million outstanding shares.

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10 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

WSFS’ Board of Directors declares a quarterly cash dividend of $0.12 per share

The Board of Directors also declared a quarterly cash dividend of $0.12 per share. This dividend represents a 20% increase from that of the third quarter of 2007. This dividend will be paid on November 28, 2008, to shareholders of record as of November 7, 2008.

WSFS Financial Corporation is a $3.3 billion financial services company. Its primary subsidiary, Wilmington Savings Fund Society, FSB (WSFS Bank), operates 31 retail banking offices located in Delaware and Pennsylvania, as well as three loan production offices in Dover, Delaware; Blue Bell, Pennsylvania and Annandale, Virginia. WSFS Bank provides comprehensive financial services including personal trust and wealth management. Other subsidiaries include WSFS Investment Group, Inc., Montchanin Capital Management, Inc. and 1st Reverse Financial Services, LLC. Founded in 1832, WSFS is one of the ten oldest banks in the United States continuously operating under the same name. For more information, please visit the Bank’s website at www.wsfsbank.com.

* * *

Statements contained in this news release which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by WSFS Financial Corporation with the Securities and Exchange Commission from time to time. The Corporation does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Corporation.

# # #

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11 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS

STATEMENT OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three months ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2008	2008	2007	2008	2007
Interest income:
Interest and fees on loans	$34,683	$34,464	$40,747	$106,829	$118,601
Interest on mortgage-backed securities	5,904	5,715	5,799	17,607	18,037
Interest and dividends on investment securities	376	202	457	916	2,894
Other interest income	374	414	576	1,340	1,802
	41,337	40,795	47,579	126,692	141,334
Interest expense:
Interest on deposits	8,936	9,223	15,066	30,288	43,753
Interest on Federal Home Loan Bank advances	7,235	7,356	9,280	23,559	27,740
Interest on trust preferred borrowings	747	783	1,217	2,548	3,555
Interest on other borrowings	1,112	1,066	1,917	3,654	4,987
	18,030	18,428	27,480	60,049	80,035

Net interest income	23,307	22,367	20,099	66,643	61,299
Provision for loan losses	3,502	2,433	1,001	8,325	2,645

Net interest income after provision for loan losses	19,805	19,934	19,098	58,318	58,654

Noninterest income:
Credit/debit card and ATM income	4,416	4,314	5,205	13,261	14,762
Deposit service charges	4,354	4,174	3,937	12,326	11,393
Loan fee income	819	1,004	615	2,466	1,757
Investment advisory income	593	591	603	1,838	1,795
Bank owned life insurance income	548	456	543	1,578	1,642
Gain on sale of credit card loans	—	—	882	—	882
Mortgage banking activities, net	66	93	68	264	218
Securities (losses) gains	(5)	53	—	1,115	—
Other income	893	986	956	3,013	2,709
	11,684	11,671	12,809	35,861	35,158
Noninterest expenses:
Salaries, benefits and other compensation	12,211	11,297	11,347	34,995	32,448
Occupancy expense	2,118	2,063	2,287	6,288	6,202
Equipment expense	1,575	1,533	1,597	4,571	4,188
Data processing and operations expense	1,095	1,082	1,089	3,215	2,978
Marketing expense	952	1,161	1,283	3,020	2,892
Professional fees	1,037	723	646	2,609	1,953
Other operating expenses	3,789	3,311	3,084	10,186	9,057
	22,777	21,170	21,333	64,884	59,718

Income before taxes	8,712	10,435	10,574	29,295	34,094
Income tax provision	3,051	3,735	3,431	9,688	11,941
Net income	$5,661	$6,700	$7,143	$19,607	$22,153

Diluted earnings per share:
Net income	$0.90	$1.07	$1.11	$3.12	$3.38

Weighted average shares outstanding for diluted EPS	6,290,130	6,279,051	6,426,816	6,291,859	6,562,269

Performance Ratios:

Return on average assets (a)	0.70%	0.85%	0.95%	0.82	1.00%
Return on average equity (a)	10.22	12.29	14.02	11.89	14.34
Net interest margin (a)(b)	3.28	3.20	3.04	3.16	3.13
Efficiency ratio (c)	64.58	61.69	64.28	62.79	61.38
Noninterest income as a percentage of total revenue (b)	33.13	34.01	38.60	34.70	36.14

See "Notes"

12 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

SUMMARY STATEMENT OF CONDITION:

(Dollars in thousands)

(Unaudited)

	September 30,	June 30,	September 30,
	2008	2008	2007

Assets:
Cash and due from banks	$61,410	$76,543	$69,948
Cash in non-owned ATMs	159,824	167,693	168,162
Investment securities (d)(e)	36,647	32,868	27,530
Other investments	41,746	40,397	42,517
Mortgage-backed securities (d)	488,716	457,208	485,677
Net loans (f)(g)(n)	2,330,230	2,291,008	2,158,024
Bank owned life insurance	59,129	58,581	56,924
Other assets	77,139	73,745	74,996
Total assets	$3,254,841	$3,198,043	$3,083,778

Liabilities and Stockholders’ Equity:
Noninterest-bearing deposits	$294,648	$302,969	$272,678
Interest-bearing deposits	1,239,112	1,185,687	1,176,107
Total customer deposits	1,533,760	1,488,656	1,448,785
Other jumbo CDs	101,203	78,618	93,580
Brokered deposits	338,494	288,590	268,724
Total deposits	1,973,457	1,855,864	1,811,089

Federal Home Loan Bank advances	755,628	833,130	798,560
Other borrowings	269,567	250,542	236,120
Other liabilities	32,755	41,633	34,901

Total liabilities	3,031,407	2,981,169	2,880,670

Minority interest	—	—	34

Stockholders’ equity	223,434	216,874	203,074

Total liabilities, minority interest and stockholders’ equity	$3,254,841	$3,198,043	$3,083,778

Capital Ratios:

Equity to asset ratio	6.86%	6.78%	6.59%
Tangible equity to asset ratio	6.74	6.66	6.49
Core capital (h) (required: 4.00%; well-capitalized: 5.00%)	8.86	8.83	8.68
Tier 1 capital (h) (required: 4.00%; well-capitalized: 6.00%)	10.97	11.03	11.10
Risk-based capital (h) (required: 8.00%; well-capitalized: 10.00%)	11.94	12.02	12.22

Asset Quality Indicators:

Nonperforming Assets:
Nonaccruing loans	$31,368	$28,289	$15,727
Troubled debt restructuring	1,432	905	—
Assets acquired through foreclosure	3,780	1,248	703
Total nonperforming assets	$36,580	$30,442	$16,430

Past due loans (i)	$1,655	$51	$733

Allowance for loan losses	$28,358	$28,198	$28,768

Ratio of nonperforming assets to total assets	1.12%	0.95%	0.53%
Ratio of allowance for loan losses to total gross
loans (j)	1.20	1.22	1.32
Ratio of allowance for loan losses to nonaccruing
loans (k)	82	91	172
Ratio of quarterly net charge-offs
to average gross loans (a)(f)	0.57	0.19	0.11
Ratio of year-to-date net charge-offs
to average gross loans (a)(f)	0.30	0.16	0.08

See “Notes”

13 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

AVERAGE BALANCE SHEET

(Dollars in thousands)

(Unaudited)

	Three months
	September 30, 2008			June 30, 2008			September 30, 2007
	Average	Interest &	Yield/	Average	Interest &	Yield/	Average	Interest &	Yield/
	Balance	Dividends	Rate (a)(b)	Balance	Dividends	Rate (a)(b)	Balance	Dividends	Rate (a)(b)

Assets:
Interest-earning assets:
Loans: (f) (l)
Commercial real estate loans	$765,596	$11,202	5.85%	$754,051	$11,407	6.05%	$697,945	$14,286	8.19%
Residential real estate loans (n)	435,983	6,453	5.92	438,132	6,339	5.79	454,010	6,551	5.77
Commercial loans	843,687	12,635	5.99	821,889	12,446	6.12	721,080	14,707	8.13
Consumer loans	284,215	4,393	6.15	276,695	4,272	6.21	272,881	5,203	7.56
Total loans (n)	2,329,481	34,683	6.00	2,290,767	34,464	6.07	2,145,916	40,747	7.65
Mortgage-backed securities (d)	469,368	5,904	5.03	463,196	5,715	4.94	467,998	5,799	4.96
Investment securities (d)(e)	34,410	376	4.37	31,698	202	2.55	27,704	457	6.60
Other interest-earning assets	44,639	374	3.33	42,829	414	3.89	38,030	576	6.01
Total interest-earning assets	2,877,898	41,337	5.78	2,828,490	40,795	5.81	2,679,648	47,579	7.14

Allowance for loan losses	(28,246)			(26,998)			(28,503)
Cash and due from banks	65,650			62,679			64,834
Cash in non-owned ATMs	176,441			174,223			169,775
Bank owned life insurance	58,769			58,283			56,571
Other noninterest-earning assets	63,647			68,784			70,447
Total assets	$3,214,159			$3,165,461			$3,012,772

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Interest-bearing deposits:
Interest-bearing demand	$172,650	$238	0.55%	$167,939	$184	0.44%	$154,474	$401	1.03%
Money market	290,027	1,176	1.61	300,181	1,158	1.55	313,825	3,057	3.86
Savings	195,758	150	0.30	195,646	139	0.29	208,811	437	0.83
Customer time deposits	521,807	4,490	3.42	525,982	5,046	3.86	490,133	5,848	4.73
Total interest-bearing customer deposits	1,180,242	6,054	2.04	1,189,748	6,527	2.21	1,167,243	9,743	3.31
Other jumbo certificates of deposit	91,682	671	2.91	85,861	635	2.97	94,535	1,268	5.32
Brokered deposits	316,049	2,211	2.78	275,041	2,061	3.01	299,337	4,055	5.38
Total interest-bearing deposits	1,587,973	8,936	2.24	1,550,650	9,223	2.39	1,561,115	15,066	3.83

FHLB of Pittsburgh advances	823,750	7,235	3.44	842,780	7,356	3.45	719,175	9,280	5.05
Trust preferred borrowings	67,011	747	4.36	67,011	783	4.62	67,011	1,217	7.11
Other borrowed funds	194,929	1,112	2.28	178,556	1,066	2.39	160,752	1,917	4.77
Total interest-bearing liabilities	2,673,663	18,030	2.70	2,638,997	18,428	2.79	2,508,053	27,480	4.38

Noninterest-bearing demand deposits	286,128			281,908			273,990
Other noninterest-bearing liabilities	32,893			26,372			26,884
Minority interest	—			—			34
Stockholders' equity	221,475			218,184			203,811
Total liabilities and stockholders' equity	$3,214,159			$3,165,461			$3,012,772

Excess of interest-earning assets
over interest-bearing liabilities	$204,235			$189,493			$171,595

Net interest and dividend income		$23,307			$22,367			$20,099

Interest rate spread			3.08%			3.02%			2.76%

Net interest margin			3.28%			3.20%			3.04%

See "Notes"

14 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

(Dollars in thousands, except per share data)

(Unaudited)

	Three months ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2008	2008	2007	2008	2007

Stock Information:

Market price of common stock:
High	$62.44	$53.12	$67.31	$62.44	$70.69
Low	41.54	43.08	54.15	41.54	54.15
Close	60.00	44.60	62.40	60.00	62.40
Book value per share	36.15	35.35	32.67
Tangible book value per share	35.43	34.66	32.18
Number of shares outstanding (000s)	6,180	6,134	6,215

Other Financial Data:

One-year repricing gap to total assets (m)	(0.85)%	(0.55)%	(1.12)%
Weighted average duration of the MBS portfolio	2.9 years	3.1 years	3.3 years
Unrealized losses on securities available-for-sale, net of taxes	$(9,425)	$(9,178)	$(6,724)
Number of associates (FTEs)	645	664	612
Number of branch offices	31	29	29
Number of WSFS owned ATMs	313	322	319

Notes:

(a)	Annualized.
(b)	Computed on a fully tax-equivalent basis.
(c)	Noninterest expense divided by (tax-equivalent) net interest income and noninterest income.
(d)	Includes securities available-for-sale.
(e)	Includes reverse mortgages.
(f)	Net of unearned income.
(g)	Net of allowance for loan losses.
(h)	Represents capital ratios of Wilmington Savings Fund Society, FSB and subsidiaries.
(i)	Accruing loans which are contractually past due 90 days or more as to principal or interest.
(j)	Excludes loans held-for-sale.
(k)	Includes general reserves only.
(l)	Nonperforming loans are included in average balance computations.
(m)	The difference between projected amounts of interest-sensitive assets and interest-sensitive liabilities repricing within one year divided by total assets, based on a current interest rate scenario.
(n)	Includes loans held-for-sale.